          AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 24, 1997

                                                       REGISTRATION NO. 33-_____
--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                              U.S. HOME CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)


               DELAWARE                                    21-0718930
         (State or Other Jurisdiction of              (I.R.S. Employer
         Incorporation or Organization)               Identification No.)

                              1800 WEST LOOP SOUTH
                                HOUSTON, TX 77027
                                 (713) 877-2311
          (Address, Including Zip Code, and Telephone Number, Including
             Area Code, of Registrant's Principal Executive Offices)



                        1997 EMPLOYEES' STOCK OPTION PLAN
                            (Full Title of the Plan)



                               ROBERT J. STRUDLER
                     CHAIRMAN AND CO-CHIEF EXECUTIVE OFFICER
                              U.S. HOME CORPORATION
                              1800 WEST LOOP SOUTH
                                HOUSTON, TX 77027
                                 (713) 877-2311
                (Name, Address, Including Zip Code, and Telephone
               Number, Including Area Code, of Agent For Service)

                                    Copy to:

                             STEPHEN C. KOVAL, ESQ.
                   KAYE, SCHOLER, FIERMAN, HAYS & HANDLER, LLP
                                 425 PARK AVENUE
                            NEW YORK, NEW YORK 10022

                         CALCULATION OF REGISTRATION FEE

Title of Securities to   Amount to be        Proposed Maximum    Proposed Maximum    Amount of
  be Registered          Registered          Offering Price Per  Aggregate Offering  Registration Fee
                                             Share               Price

Common Stock, $.01       500,000 Shares      $23.625(2)          $11,812,500 (2)     $3,580.00
par value per share(1)
======================   =================   ==================  ==================  ==================

(1) Includes preferred stock purchase rights. Prior to the occurrence of certain events, the preferred stock purchase rights will not be evidenced separately from the Common Stock.

(2) The offering price has been computed pursuant to Rule 457(c) and Rule 457(h)(1) promulgated under the Securities Act of 1933, as amended, upon the basis of the high and low prices of the Common Stock reported on the New York Stock Exchange on April 21, 1997.

--------------------------------------------------------------------------------

                                     PART II

                             INFORMATION REQUIRED IN
                           THE REGISTRATION STATEMENT

ITEM 3.INCORPORATION OF DOCUMENTS BY REFERENCE.

            The following documents, or portions thereof, filed with the Securities and Exchange Commission (the "Commission"), are incorporated herein by reference:

            1. U.S. Home Corporation's (the "Company") Annual Report on Form 10-K pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), for the fiscal year ended December 31, 1996.

            2. The description of the common stock, $.01 par value per share, of the Company (the "Common Stock") is contained under the headings "Capital Stock and Class B Warrants - Common Stock" on page 51 and "Capital Stock and Class B Warrants - Certificate of Incorporation" on pages 54-55 of the prospectus, dated October 27, 1993, filed with the Commission on October 28, 1993 pursuant to Rule 424(b) promulgated under the Securities Act of 1933, as amended (the "Act"), relating to the Company's Amendment No. 3 to Registration Statement on Form S-3 under the Act filed with the Commission on October 26, 1993 (Registration No. 33-68966).

            3. The description of the preferred stock purchase rights of the Company is contained under Item 1 "Description of Registrant's Securities to be Registered" in the Company's Registration Statement on Form 8-A, dated November 8, 1996, filed with the Commission on November 12, 1996, as amended by the Company's Form 8-A/A Amendment #1, dated November 15, 1996, filed with the Commission on November 18, 1996.

            All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference herein and to be a part hereof from the date of filing of such documents.

ITEM 4.DESCRIPTION OF SECURITIES.

            Not applicable.

ITEM 5.INTERESTS OF NAMED EXPERTS AND COUNSEL.

            Seymour H. Chalif, who is special counsel to Kaye, Scholer, Fierman, Hays & Handler, LLP, is also senior advisor to the board of directors of the Company.

ITEM 6.INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      The Company's Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), provides, as do the charters of many other publicly held companies incorporated in the State of Delaware, that the personal liability of directors of the Company to the Company is eliminated to the maximum extent permitted by applicable law. The Certificate of Incorporation provides for the indemnification of the directors, officers, employees, and agents of the Company and its subsidiaries to the full extent that may be permitted by applicable law from time to time. Certain provisions of the Certificate of Incorporation protect the Company's directors against personal liability for monetary damages resulting from breaches of their fiduciary duty of care, except as set forth below. Under the Delaware General Corporation Law, absent these provisions, directors could be held liable for gross negligence in the performance of their duty of care but not for simple negligence. The Company's directors remain liable for breaches of their duty of loyalty to the Company and its stockholders, as well as for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law and transactions from which a director derives improper personal benefit. The Certificate of Incorporation also does not absolve directors of liability under section 174 of the Delaware General Corporation Law, which makes directors personally liable for unlawful dividends or unlawful stock repurchases or redemptions in certain circumstances and expressly sets forth a negligence standard with respect to such liability.

      Under the Delaware General Corporation Law, directors, officers, employees and other individuals may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits, or proceedings, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation -- a "derivative action") if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of a derivative action, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such an action and the Delaware General Corporation Law requires court approval before there can be any indemnification of expenses where the person seeking indemnification has been found liable to the Company.

      The Certificate of Incorporation provides, among other things, that each person who was or is made a party to, or is threatened to be made a party to, or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding"), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Company (or was serving at the request of the Company as a director, officer, employee or agent for another entity), will be indemnified and held harmless by the Company to the fullest extent permitted by applicable law as it presently exists or may be amended, against all expense, liability or loss (including attorneys' fees), reasonably incurred by such person in connection therewith. The Company will pay the expenses (including attorneys' fees) incurred in defending any proceeding in advance of its final disposition. However, the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding will be made only upon receipt by the Company of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under the Certificate of Incorporation or otherwise. The foregoing right of indemnification will not be deemed exclusive of any other right to which those indemnified may be entitled against the Company, and the Company may provide additional rights to such persons.

      If a claim for indemnification or payment of expenses is not paid in full within 60 days after a written claim therefor has been received by the Company, the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, will be entitled to be paid the expense of prosecuting such claim. In any such action, the Company will have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

      The rights conferred on any person under the Certificate of Incorporation will not be exclusive of any other rights which such person may have or acquire under any statute, provision of the Certificate of Incorporation, the Company's Amended and Restated By-Laws, agreement, vote of stockholders of the Company or disinterested directors or otherwise.

      The Company's obligation, if any, to indemnify any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity will be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, enterprise or nonprofit entity.

      Subject to the availability of insurance at substantially similar rates for similar coverage (as determined in the sole discretion of the Company), the Company will maintain insurance at (i) the levels in effect as of June 21, 1993 with respect to each director, officer, employee or agent of the Company until June 21, 1996, or (ii) the levels in effect as of the date of the expiration of the term, death, removal, retirement or resignation of any such person for a period of three years after such event, whichever level is greater, in either case, with respect to any proceeding by reason of the fact that such person, or the person for whom he or she is the legal representative, is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorney's fees) reasonably incurred by such person at the Company's expense, to protect the Company and any such person against any such liability, cost, payment or expense; provided, however, that subject to the provisions described herein, the Company will only be required to maintain insurance until the earlier of the date which is (a) three years after the expiration of the term, death, removal, retirement or resignation of any such person and (b) June 21, 1999.

      Any repeal or modification of the provisions described above will not adversely affect any right or protection under the Certificate of Incorporation of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

      Under the Company's First Amended Consolidated Plan of Reorganization, dated May 24, 1993, as modified (the "Plan"), and the confirmation order relating thereto of the United States Bankruptcy Court for the Southern District of New York, the obligations of the Company and each of its affiliates to indemnify any person serving as one of its directors, officers or employees as of or following April 15, 1991, by reason of such person's past or future service in such a capacity, or as a director, officer, or employee of another corporation, partnership, or other legal entity, to the extent provided in the applicable certificate of incorporation, by-laws, or similar constituent documents or by statutory law or written agreement of or with the Company or any of its affiliates, were, except as provided below, deemed and treated as executory contracts that were assumed by the Company or any of its affiliates pursuant to the Plan and section 365 of the United States Bankruptcy Code, upon the confirmation of the Plan. Accordingly, such indemnification obligations survived and were unaffected by entry of the confirmation order with respect to the Plan, irrespective of whether such indemnification is owed for an act or event occurring before or after April 15, 1991.

      The Company entered into indemnification agreements effective as of June 21, 1993 with each of its directors and officers. These indemnification agreements provide for, among other things, the (i) indemnification by the Company of the indemnitees thereunder to the extent described above and (ii) advancement of attorneys' fees and other expenses. Accordingly, the Company will in certain circumstances be obligated to indemnify its former directors and its directors and officers from and after June 21, 1993, including as to matters arising out of service as directors or officers of certain entities other than the Company or any of its affiliates prior to June 21, 1993.

      Certain of the Company's compensation and stock option plans provide for the indemnification of certain of the Company's officers and directors in connection with certain matters relating to such plans.

ITEM 7.EXEMPTION FROM REGISTRATION CLAIMED.

            Not applicable.

ITEM 8.EXHIBITS.

            The following are filed as exhibits to this registration statement:

Exhibits          Description
--------          -----------

4.1 1997 Employees' Stock Option Plan. Incorporated by reference from Exhibit A to U.S. Home Corporation's definitive proxy statement for U.S. Home Corporation's 1997 Annual Meeting of Shareholders, as filed with the Commission under Schedule 14A on March 10, 1997.

4.2 Restated Certificate of Incorporation of U.S. Home Corporation. Incorporated by reference from exhibit 3.1 of U.S. Home Corporation's Registration Statement on Form S-3 filed with the Commission on September 17, 1993.

4.3 Certificate of Amendment of Restated Certificate of Incorporation of U.S. Home Corporation. Incorporated by reference from exhibit 3.1 of U.S. Home Corporation's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1994 filed with the Commission on August 9, 1994.

4.4 Certificate of Retirement of U.S. Home Corporation filed with the State of Delaware on September 14, 1995. Incorporated by reference from exhibit 3.1 to U.S. Home Corporation's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1996 ("Sept. 1996 Form 10-Q").

4.5 Certificate of Retirement filed with the State of Delaware on September 4, 1996. Incorporated by reference from exhibit 3.1(ii) to September 1996 Form 10-Q.

4.6 Certificate of Designation, Preferences and Rights of Series A Junior Non-Cumulative Preferred Stock. Incorporated by reference from exhibit 3.2 of U.S. Home Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 filed with the Commission on February 21, 1997.

4.7               Amended and Restated By-Laws of U.S. Home Corporation.
                  Incorporated by reference from exhibit 3.1(ii) of U.S. Home Corporation's Current Report on Form 8-K filed with the Commission on November 8, 1996.

4.8               Rights Agreement, dated as of November 7, 1996, between U.S.
                  Home Corporation and First Chicago Trust Company of New York. Incorporated by reference from exhibit 4 to U.S. Home Corporation's Current Report on Form 8-K/A Amendment #1 filed with the Commission on November 18, 1996.

5.1               Opinion of Messrs. Kaye, Scholer, Fierman, Hays & Handler,
                  LLP.

23.1              Consent of Independent Public Accountants.

23.2 Consent of Messrs. Kaye, Scholer, Fierman, Hays & Handler, LLP contained in such firm's opinion filed as Exhibit 5.1 hereto.

24.1              Power of Attorney. Included on the signature page at Page
                  II-8.

ITEM 9.UNDERTAKINGS.

            The undersigned registrant hereby undertakes:

            1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                        (i) To include any prospectus required by Section
                  10(a)(3) of the Securities Act of 1933, unless the information required to be included in such post-effective amendment is contained in a periodic report filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 and incorporated herein by reference.

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement, unless the information required to be included in such post-effective amendment is contained in a periodic report filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 and incorporated herein by reference. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b) of this chapter), if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                        (iii) To include any material information with respect
                  to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

            2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

            Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on this 23rd day of April, 1997.



                              U.S. HOME CORPORATION


                            By:  /s/   Chester P. Sadowski
                                 ___________________________________
                                 Name: Chester P. Sadowski
                                 Title:Vice President, Controller and
                                       Chief Accounting Officer

            Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby authorizes each of Robert J. Strudler, Isaac Heimbinder, Craig M. Johnson and Chester P. Sadowski, as attorney-in-fact, to sign and file on his behalf, individually and in each capacity stated below, any pre-effective or post-effective amendment hereto.

      Signature                     Title                                Date
      ---------                     -----                                ----

/s/ Robert J. Strudler
_________________________     Chairman, Co-Chief Executive        April 23, 1997
Robert J. Strudler            Officer and Director
                              (principal executive officer)

/s/ Isaac Heimbinder
_________________________     President, Co-Chief Executive       April 23, 1997
Isaac Heimbinder              Officer, Chief Operating Officer
                              and Director
/s/ Chester P. Sadowski
_________________________     Vice President,                     April 23, 1997
Chester P. Sadowski           Controller and Chief
                              Accounting Officer
                              (principal accounting officer)
/s/ Thomas A. Napoli
_________________________     Vice President-Corporate            April 23, 1997
Thomas A. Napoli              Finance and Treasurer
                              (principal financial officer)

/s/ Glen Adams
_________________________     Director                            April 23, 1997
Glen Adams

/s/ Steven L. Gerard
_________________________     Director                            April 23, 1997
Steven L. Gerard

/s/ Kenneth J. Hanau, Jr.
_________________________     Director                            April 23, 1997
Kenneth J. Hanau, Jr.

/s/ Malcolm T. Hopkins
_________________________     Director                            April 23, 1997
Malcolm T. Hopkins

/s/ Jack L. McDonald
_________________________     Director                            April 23, 1997
Jack L. McDonald

/s/ Charles A. McKee
_________________________     Director                            April 23, 1997
Charles A. McKee

/s/ George A. Poole, Jr.
_________________________     Director                            April 23, 1997
George A. Poole, Jr.

/s/ Herve Ripault
_________________________     Director                            April 23, 1997
Herve Ripault

/s/ James W. Sight
_________________________     Director                            April 23, 1997
James W. Sight

                                  EXHIBIT INDEX


Exhibit            Description                                              Page
-------            -----------                                              ----
5.1                Opinion of Kaye, Scholer, Fierman, Hays & Handler, LLP

23.1               Consent of Independent Public Accountants